EXHIBIT 99
                          FOOTHILL CAPITAL CORPORATION



December 30, 1996


Town & Country Corporation
Town & Country Fine Jewelry Group, Inc.
Gold Lance, Inc.
L.G. Balfour Company, Inc.
25 Union Street
Chelsea, Massachusetts 02150

Re: Waiver of Event of Default with respect to the "Non-Compliance Items" as defined below

Gentlemen:

     Reference is made to the Loan Agreement dated as of July 3, 1996 (as the same heretofore may have been amended or modified, the "Agreement") between Foothill Capital Corporation ("Lender") and Town & Country Corporation, Town & Country Fine Jewelry Group, Inc., Gold Lance, Inc., and L.G. Balfour Company, Inc. (collectively, "Borrower"). Terms used herein and not otherwise defined herein shall have the meaning ascribed thereto in the Agreement.

     Borrower has advised Lender that Borrower is not in compliance with Section 6.13(b) of the Agreement on November 24, 1996, because Borrower failed to maintain the minimum Consolidated Tangible Net Worth required therein at all times (the "Non-Compliance Items"). Borrower has asked Lender to waive any Event of Default that may have been occasioned by the Non-Compliance Item. Lender hereby waives any Event of Default that may have been occasioned solely by the Non-Compliance Item.

     The waiver of the Non-Compliance Item is limited to the specifics hereof, shall not apply with respect to any facts or occurrences other than those on which the Non-Compliance Item is based, shall not excuse future non-compliance with the Agreement (as it may from time to time be amended), including Section
6.13 thereof, and except as expressly set forth herein, shall not operate as a waiver or an amendment of any right, power or remedy of Lender, nor as a consent to any further or other matter, under the Loan Documents.

     This waiver shall not be effective until Lender advises Borrower in writing that Lender has obtained any consents that Lender may need or require from participants of Lender.

Cordially,

Foothill Capital Corporation


By: /s/  Anthony Aloi
Name:  Anthony Aloi
Title: Assistant Vice President

December 30, 1996


Mr. Robert Hannon
Town & Country Corporation
25 Union Street
Chelsea, MA 02150

Dear Bob:

     This letter should serve as notice that Foothill Capital has received proper consent from our participants and the "Waiver of Event of Default with respect to the Non-Compliance Items" dated December 30, 1996, is now effective. Sincerely

/s/ Anthony Aloi
Anthony Aloi
Assistant Vice President

CC:  Donna Compagna, CIT
     Alan Ghole, FINOVA Capital Corporation
     Kevin Vaughan, Textron Financial Corporation
     Britt Terrell, Coast Business Credit